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                                                                    EXHIBIT 11.1


                             CHEMTRAK INCORPORATED

                     COMPUTATION OF INCOME (LOSS) PER SHARE






                                                           Three months ended                            Nine months ended
                                                             September 30,                               September 30,
                                                ------------------------------------       ---------------------------------------
                                                     1996                   1995                  1996                   1995
                                                ------------            ------------          ------------            ------------
Weighted average common shares outstanding        10,192,000               9,699,000             9,808,000               9,624,000
                                                ============            ============          ============            ============
Net Income (loss)                               $ (2,087,000)           $ (1,241,000)         $ (6,372,000)           $ (4,723,000)
                                                ============            ============          ============            ============
Net Income (loss) per share                     $      (0.20)           $      (0.13)         $      (0.65)           $      (0.49)
                                                ============            ============          ============            ============
















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